Exhibit 99.1

Hyperscale Data Announces Date and Ratio of Reverse Stock Split

LAS VEGAS - - (PR NEWSWIRE) – August 13, 2026 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data,” or the “Company”), today announces the date of effectiveness and the ratio of a forthcoming reverse stock split (the “Reverse Split”) of the Class A Common Stock (the “Common Stock”). On April 10, 2026, the Company announced, on a Current Report on Form 8-K, the voting results from the special meeting of stockholders (the “Meeting”) held that day.

At the Meeting, stockholders voted upon and approved Proposal 1, an amendment to the Company’s Certificate of Incorporation to effect a Reverse Split with a ratio of not less than one-for-two and not more than one-for-five at any time prior to March 17, 2027, with the exact ratio to be set at a whole number within this range as determined by the Company’s board of directors (the “Board”) in its sole discretion.

On August 6, 2026, the Board authorized the formation of a special committee (the “Committee”) consisting of the Corporation’s Executive Chairman, its Chief Executive Officer and its President (the “Authorized Officers”), and delegated the authority to the Committee to determine the ratio and date of the Reverse Split. On August 13, 2026, the Committee approved a one-for-five (1:5) Reverse Split of the Common Stock that will be effective in the State of Delaware on Monday, August 24, 2026. The Company anticipates that beginning with the opening of trading on Tuesday, August 25, 2026, the Company’s Common Stock will trade on the NYSE American on a split-adjusted basis under a new CUSIP number, 09175M 879.

The Reverse Split affects all issued and outstanding shares of the Common Stock, as well as the number of shares of Common Stock available for issuance under the Company’s equity incentive plans. In addition, the Reverse Split reduces the number of shares of Common Stock issuable upon the exercise of stock options or warrants outstanding immediately prior to the Reverse Split. The par value of the Common Stock will remain unchanged at $0.001 per share after the Reverse Split. The Reverse Split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the Reverse Split results in some stockholders owning a fractional share. No fractional shares will be issued in connection with the Reverse Split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment.

Computershare Trust Company, N.A. (“Computershare”), is acting as the exchange agent and transfer agent for the Reverse Split. Computershare will provide instructions to stockholders with physical certificates regarding the optional process for exchanging their pre-split stock certificates for post-split stock certificates and receiving payment for any fractional shares.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors, and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at www.Hyperscaledata.com or at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a hybrid private equity firm and operating company that acquires, finances, builds and actively manages businesses across financial services, digital assets, industrial services, hospitality, defense technologies and other sectors.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in 2027. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, equipment rental services, defense/aerospace, industrial, automotive and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through Ault Lending, LLC, a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235

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